Exhibit 10.1

MODIFICATION AND TRANSITION ADDENDUM

TO EMPLOYMENT AGREEMENT AND INDEMNIFICATION AGREEMENT

This Modification and Transition Addendum (“Addendum”) modifies and amends (i) that certain May 8, 2020 Employment Agreement (the “Agreement”) made and entered into by and between Gregory A. Gould (“Employee”) and New Age Beverages Corporation now known as NewAge, Inc. (the “Company”), and (ii) that certain December 28, 2019 Indemnification Agreement (the “Indemnification”) between the Company and Employee. Copies of the Agreement and the Indemnification are appended and incorporated herein, except that to the extent the terms and conditions of this Addendum and of the Agreement or of the Indemnification are in conflict, the terms and conditions of this Addendum shall apply. Capitalized terms that are used but not defined in this Addendum but that are defined in the Agreement shall have the meaning given to them in the Agreement.

ADDITIONAL RECITALS

Employee and the Company have reached a mutual accord to modify the Agreement and the Indemnification for the purpose of providing for the voluntary termination of Employee’s employment as the Company Chief Financial Officer (“CFO”) effective July 2, 2021.

NOW, THEREFORE, in consideration of the foregoing premise and the respective obligations of the Company and Employee set forth in the Agreement, the Indemnification, and below, the Company and Employee, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS OF ADDENDUM

I.

Section 2 of the Agreement is replaced in its entirety by the following:

2. Term of Employment. Subject to the other provisions of Sections 2 and 8 below, the term of Employee’s employment as CFO of the Company pursuant to this Agreement shall be for the period commencing on the Effective Date and ending on July 2, 2021. The period of time between the Effective Date and the termination of Employee’s employment as CFO hereunder shall be referred to herein as the “Term.” In its reasonable discretion, the Company may employ another person as CFO prior to July 2, 2021. Even so, Employee’s salary, unused vacation, health insurance, life annuity, automobile, 401k contributions (with Company match), and other current perquisites shall continue through July 2, 2021 regardless of whether Employee is or is not replaced sooner as CFO, and Employee shall continue to be entitled to the Severance and other benefits described in the next paragraph.

Upon termination of Employee’s employment as CFO, the Company will pay Employee full Severance determined as per Section 9 of this Agreement, and other amounts payable to Employee pursuant to this Agreement in connection with the termination of his Employment, as if the Company terminated Employee’s employment without Cause. Except as otherwise provided in the last sentence of Section 9(a) of this Agreement, the Company will be obligated to pay Employee’s COBRA health care premiums for a period of one year from the date of termination. Employee will also receive title to any Company automobiles provided for his use and possession, as well as any laptop in his possession.

II.

Sections 4 and 9 of the Agreement are augmented as follows:

2.1 Regardless of whether Employee’s employment by the Company is terminated at any time, and for any reason, prior to July 2, 2021:

(a)	The Company shall pay the Employee Severance as provided in Section 9 of the Agreement as augmented by this Addendum. The Parties acknowledge that as of January 1, 2021 and the date of this Addendum, Employee’s Base Salary is $500,000.00 per annum. Employee’s Severance shall be paid based on Employee’s Base Salary of $500,000.00 per annum. Except as otherwise provided in the last sentence of Section 9(a) of the Agreement, the Company shall pay the Base Salary component of Employee’s Severance in 26 equal biweekly installments in accordance with the Company’s normal payroll schedule as provided in Section 9(b) of the Agreement.

(b)	The Company and its Board of Directors acknowledge that Employee has earned and is entitled to receive a 2020 Performance Bonus in the amount of $250,000.00 payable no later than March 15, 2021.

(c)	The Company shall pay the $250,000.00 bonus payable to Employee as part of his Severance pursuant to Section 9(a) of the Agreement on July 2, 2021.

(d)	The Company shall pay all of Employee’s unused vacation to Employee on July 2, 2021.

(e)	Employee will also receive title to any Company automobiles provided for his use and possession (whether acquired before or after the execution and delivery of this Addendum).

2.2 Unless Employee’s employment by the Company is (i) properly terminated by the Company for Cause in accordance with the terms and conditions of the Agreement before July 2, 2021 as a result of any action or inaction of Employee after the execution and delivery of this Addendum that constitutes “Cause” as defined in the Agreement, or (ii) terminated by Employee before July 2, 2021 without “Good Reason” as defined in the Agreement (provided, that a termination of Employee’s employment as a result of Employee’s death or “Disability” as defined in the Agreement shall not affect the Company’s obligations under clauses 2.2(a) and 2.2(b) below):

(a) As partial consideration for Employee continuing employment through July 2, 2021, the Company and its Board of Directors agree to pay Employee a 2021 Performance Bonus of $650,000.00 payable no later than July 31, 2021. This bonus is in addition to the bonuses described in Section 2.1 above.

(b) As further partial consideration for Employee continuing employment through July 2, 2021, the Company agrees to grant 125,000 stock options to Employee pursuant to the Company’s 2019 Equity Incentive Plan. The stock options shall be granted to Employee on or before March 10, 2021, shall become fully vested on July 2, 2021, and shall have an expiration date 3 years after the date of grant. Notwithstanding anything to the contrary in the Company’s 2019 Equity Incentive Plan or the relevant option agreement, Employee shall have the flexibility to exercise the stock options at any time prior to their stated expiration date and shall not be required to exercise the stock options within a shorter period as a result of the termination of Employee’s employment or otherwise. The Company agrees to allow Employee to effect cashless exercises of all of his options in accordance with the terms of the Company’s 2019 Equity Incentive Plan.

III.

Sections 4(c), 8(e) and 9(a)(iii) of the Agreement are augmented as follows:

As of the date of signing this Addendum, Employee has been granted certain restricted shares and stock options, some of which are not yet vested. The Company and its Board of Directors agree that any and all unvested restricted shares and options previously granted to Employee shall continue to vest on their existing schedule until July 2, 2021 when all unvested restricted shares and options previously granted to Employee (regardless of whether such shares and options would otherwise have vested in the twelve months following Employee’s termination date or over a longer period) shall become 100% vested. Employee shall have the flexibility to exercise the options and/or sell the restricted shares in accordance to the expiration date as stated in the original stock and option agreements; provided, that notwithstanding anything to the contrary in the original option agreements, or in the Company’s 2019 Equity Incentive Plan or 2016-2017 Long-Term Incentive Plan (collectively, the “Plans”), Employee may exercise any options at any time before their original stated expiration date and shall not be required to exercise any options within a shorter period as a result of the termination of Employee’s employment or otherwise. The Company agrees to allow Employee to effect cashless exercises of all of his options in accordance with the terms of the applicable Plan. The Company hereby waives any right it may otherwise have to repurchase any of Employee’s restricted shares.

IV.

Section 5(d) of the Agreement is replaced in its entirety by the following:

(d) Return of Company Information, Material and Property. Upon request of the Company or upon termination (whether voluntary or involuntary), Employee will immediately turn over to the Company all Confidential Information, including all copies, and other property belonging to the Company or any of its customers, including documents, disks, computer equipment or other computer media in Employee’s possession or under his control. After the Company’s IT Department scrubs Confidential Information from any laptop in Employee’s possession, such laptop will be given to Employee. In addition, Employee will return any materials that contain or are derived from Confidential Information or are connected with or relate to Employee’s services to the Company or any of its customers.

V.

The Company hereby releases Employee from Employee’s obligations under Section 7(a) of the Agreement effective as of July 2, 2021. Following the termination of Employee’s employment with the Company, Employee will not be subject to any restriction on Employee’s ability to compete with the Company. The non-solicitation provisions of Section 7(b) of the Agreement shall remain in full force and effect for the Restricted Period.

VI.

Notwithstanding any term or condition to the contrary in Sections 8(a) or 9(d) of the Agreement, Employee’s Disability or death shall not be grounds for terminating the salary, bonuses, grants, benefits, Severance, or other obligations payable to Employee pursuant to this Addendum and the Agreement. In case of Employee’s death during the remaining Term, or during the period of Severance, his heirs and devisees shall receive the payment of amounts owed under the Agreement, as modified by this Addendum, which otherwise would be payable to a living Employee.

VII.

Section 12 of the Agreement is replaced in its entirety by the following:

12. Return of Records and Property. Upon termination of Employee’s employment with the Company or at any time upon the Company’s request, Employee shall promptly deliver to the Company any and all of the Company’s and its Affiliates’ records and any and all of the Company’s and its Affiliates’ property in his possession or under his control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, and other electronic equipment belonging to the Company or its Affiliates. After the Company’s IT Department scrubs Confidential Information from any laptop in Employee’s possession, such laptop will be given to Employee.

VIII.

8.1 Section 1(a)(iii) of the Indemnification is amended and restated to read in its entirety as follows:

(iii) Corporate Transactions. Consummation of a reorganization, merger or consolidation of the Company or a direct or indirect wholly owned subsidiary thereof, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting stock of the Company immediately prior to such Business Combination beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Company’s Board of Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

8.2 Clause (i) of the definition of “Beneficial Owner” on page 2 of the Indemnification is amended and restated to read in its entirety as follows: “(i) a Business Combination that complies with clauses (A) and (B) of Section 1(a)(iii),”.

8.3 The definition of “Proceeding” on page 3 of the Indemnification is amended and restated to read in its entirety as follows:

(8) “Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternative dispute resolution mechanism, investigation, inquiry, hearing or proceeding, of any type whatsoever, or claim, demand, action, issue, or matter therein, whether brought in the right of the Company, a Subsidiary, or otherwise, and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom, and including without limitation any such Proceeding pending as of the Effective Date, in which Indemnitee was, is, or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director or officer of the Company or of a Subsidiary or any other Enterprise, (ii) any action taken by Indemnitee or any action or inaction on Indemnitee’s part while acting as a director or officer of the Company or of a Subsidiary or any other Enterprise, or (iii) the fact or assertion that the Indemnitee is or was serving at the request of the Company or of a Subsidiary as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of the Company, a Subsidiary or any other Enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

8.4 Section 4 of the Indemnification is amended by inserting the phrase “to the fullest extent permitted by applicable law” after the word “Indemnitee” and before the word “against” on the sixth line of Section 4.

8.5 Section 5 of the Indemnification is amended by inserting the word “fullest” before the word “extent” on the last line of Section 5.

8.6 Section 6(b) of the Indemnification is amended by replacing the phrase “For purposes of Section 6(a)” at the beginning of Section 6(b) with the phrase “For purposes of Sections 2, 3, 4, 5 and 6(a)”.

8.7 Section 9(c) of the Indemnification is amended by (i) adding the text “provided, that following a Change in Control, the Indemnitee shall be entitled to employ his or her own counsel at the Company’s expense after giving not less than 30 days’ notice to the Company unless the Company has Disinterested Directors and a majority of the Disinterested Directors determine that the Indemnitee’s interests are adequately represented by the counsel employed by the Company,” at the end of clause (i) of Section 9(c), and (ii) adding the following sentence at the end of Section 9(c): “Notwithstanding anything to the contrary in this Section 9(c), the Company shall not be entitled to assume the defense of any Proceeding as to which counsel to the Company or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee such that Indemnitee needs to be separately represented.”

8.8 Section 10(c) of the Indemnification is amended by inserting the text “in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request” after the text “If a Change” at the beginning of the sentence that starts on the fifth line of Section 10(c).

8.9 The Indemnification dated as of December 28, 2019 between the Company and the Employee, as amended by Sections 8.1 through 8.8 above, continues to be in full force and effect.

8.10 If, at any time prior to the termination of the Indemnification dated as of December 28, 2019 pursuant to Section 18 thereof, the Company amends the terms of, or replaces with new agreements, its indemnification agreements offered to senior executives of the Company, the Company will promptly offer to amend the Indemnification or enter into a new indemnification agreement with Employee, as the case may be, on the same terms then offered by the Company to its senior executives.

IX.

In consideration of Employee’s execution and delivery of this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Company Releasors”) hereby releases, waives, and forever discharges, to the fullest extent not prohibited by applicable law, Employee and his heirs, devisees, executors, administrators, personal representatives, legal representatives, successors and assigns (collectively, “Employee Releasees”), from any and all claims, demands, complaints, damages, suits, debts, dues, sums, controversies, liens, accounts, obligations, costs, expenses, accounts, promises, indemnifications, causes of action or actions, losses and liabilities of every kind and nature whatsoever, whether at law or in equity, whether now known or unknown, liquidated or unliquidated, direct or indirect, due or to become due, contingent or otherwise, suspected or unsuspected (collectively, “Company Released Claims”), which any of the Company Releasors ever had, now has, or hereafter can, shall, or may have against any of the Employee Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Addendum arising out of or in any way related to Employee’s employment with the Company, except for any future obligations Employee may have with respect to his continued employment with the Company after the date of this Addendum pursuant to the Agreement and the Indemnification, as such documents are amended and supplemented by this Addendum. The Company Releasors understand that they may later discover Company Released Claims or facts that may be different from, or in addition to, those that they or any other Company Releasor now knows or believes to exist regarding the subject matter of the release contained in this Article IX, and which, if known at the time of signing this Addendum, may have materially affected this Addendum and the Company’s decision to enter into it and grant the release contained in this Article IX. Nevertheless, the Company Releasors intend to fully, finally, and forever settle and release all Company Released Claims that now exist, may exist, or previously existed, as set out in the release contained in this Article IX, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Company Releasors hereby waive any right or Company Released Claim that might arise as a result of such different or additional facts.

X.

In consideration of the payments and other promises referenced in this Addendum, Employee compromises, releases, and settles all claims he has, had, may have, or may have had against the Company, including but not limited to, all claims related to Employee’s employment by the Company and the termination of that employment, any claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the consideration expressly set forth in the Agreement as amended and supplemented by this Addendum); claims of wrongful denial of insurance and employee benefits; claims for failure to hire, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress, assault/battery, or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual preference, union activity, or veteran status; claims for unfair competition; claims based on legal restrictions on the Companies’ rights to terminate, not to hire or promote employees, or to change an employee’s compensation; and claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation: 42 U.S.C. §1981; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq.; Title VII of the Civil Rights Act of 1964; 18 U.S.C. §242; 42 U.S.C. §12181; 5 §2301 and 2302; 38 U.S.C. §4301; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Family and Medical Leave Act; the Americans with Disabilities Act (as amended); the Labor Management Relations Act; the Fair Pay Act, and the Employee Retirement Income Security Act (“ERISA”). Employee represents that he has no pending charges, claims, litigation, complaints, or lawsuits against the Company but, if he did, Employee agrees to dismiss those claims with prejudice. Employee hereby waives his right to participate and agrees not to participate in any class, collective, or representative action against the Company. The scope of persons, entities, and causes of action, that Employee is releasing is to be interpreted as broadly as possible. This paragraph hereafter is the “Release”.

This Release excludes: (i) any claims which Employee may make under state workers’ compensation or unemployment laws; (ii) any claims for unemployment benefits; (iii) any claims for vested retirement benefits; (iv) any claims that may arise after the execution and delivery of this Addendum, (v) any claims Employee may now or hereafter have under or in connection with the Indemnification (and this Agreement shall in no way be construed to reduce or impair Employee’s rights or the Company’s obligations under the Indemnification); and (vi) ANY RIGHTS WHICH BY LAW EMPLOYEE CANNOT WAIVE, such as but not limited to the right to enforce this Agreement or to file a charge or complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release and Addendum do not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Companies. This Release and Addendum also do not limit Employee’s right to receive an award for information provided to any Government Agencies, except that Employee is waiving his right to recover damages associated with any charge or complaint he files with the DFEH or EEOC.

For the purpose of implementing a full and complete release, Employee expressly acknowledges that the Release he gives in this Addendum is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Addendum, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Addendum was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

Employee assumes all risks attendant to release of the claims contemplated by the Addendum and Release heretofore or hereafter arising which are unknown, unforeseen, or latent, and understands and acknowledges the significance and consequences of such specific waiver of Section 1542. Employee further acknowledges and agrees that he is giving up the right to engage in further investigation and discovery, which investigation/discovery could disclose further claims against the Company, including claims that it has concealed activities or omissions that would give rise to additional claims or remedies, and hereby expressly and voluntarily waives any and all such rights.

Employee acknowledges and represents that he has had the opportunity to consult with an attorney before signing this Addendum and Release, and he either has done so or has voluntarily chosen not to consult with an attorney. Employee acknowledges and represents that this Agreement is written in a manner which is understandable, and that this Agreement is entered into under Employee’s own free will and without duress or coercion from any person or entity.

Employee understands that he has 21 days from the day that he receives this Addendum, not counting the day on which he receives it, to consider whether he wishes to sign this Addendum and Release. If he signs this Addendum before the end of the 21-day period, it will be his voluntary decision to do so because he has that he does not need any additional time to decide whether to sign this Addendum. Employee further understands that he may rescind this Addendum at any time within seven days after he signs it, not counting the day on which he signs it. This Addendum will not become effective or enforceable unless and until the seven-day rescission period has expired without Employee’s rescinding it.

To accept the terms of this Addendum and Release, Employee must deliver the Agreement, after he has signed and dated it, to the Company by mail or email within the 21-day period that he has to consider this Agreement. To rescind his acceptance, he must deliver a written, signed statement that he rescinds his acceptance to the Company by mail or email within the seven-day rescission period. All deliveries must be made to the Company at the following address:

NewAge, Inc.

2420 17th Street, Suite 220

Denver, CO 80202

Attention: Brent D. Willis

If Employee chooses to deliver his acceptance or the rescission of his acceptance by mail, it must be:

(1)	postmarked within the period stated above; and

(2)	properly addressed to the Company at the address stated above.

If Employee chooses to deliver his acceptance or the rescission of his acceptance by email, it must be addressed to Brent_Willis@newage.com and sent within the period stated above.

Employee agrees that the existence of this Addendum, the substance of this Addendum, and the terms of this Addendum shall be kept strictly confidential forever. Employee may disclose the amount of the payments made to him under this Addendum and the terms of the Addendum to his legal advisors, tax advisors, financial advisors, banks, and spouse, if any, each of whom must be informed of and agree to be bound by the confidentiality provisions contained in this Addendum and the Agreement, and may further disclose this Addendum to the extent reasonably necessary to enforce any of Employee’s rights under this Addendum, the Agreement, or the Indemnification.

XI.

11.1 The Company agrees to pay the fees and expenses of Williams Weese Pepple & Ferguson, legal counsel to Employee, in connection with its representation of Employee with respect to this Addendum.

11.2 This Addendum and all matters arising out of or relating to this Addendum are to be governed by, and construed in accordance with, the laws of the State of Colorado.

11.3 If any term or provision of this Addendum is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Addendum or invalidate or render unenforceable such term in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Addendum so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the provisions of this Addendum be given effect as originally contemplated to the greatest extent possible.

Except as specifically amended, modified, augmented or replaced in this Addendum, all other terms and conditions of the Agreement, and of the Indemnification, remain in full force and effect.

[Signatures on Next Page]

IT IS SO AGREED, this 3rd day of March 2021,

NEWAGE, INC:		GREGORY A. GOULD:

By:	/s/ Brent D. Willis	/s/ Gregory A. Gould
Name:	Brent D. Willis
Title:	Chief Executive Officer